Exhibit 23.3

中国北京建国门外大街1号国贸写字楼2座12-14层100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

To:	Canaan Inc.

The People's Republic of China

Re:	Consent of People’s Republic of China Counsel

February 21, 2025

Dear Sirs,

We consent to the reference to our firm under the headings “ENFORCEABILITY OF CIVIL LIABILITIES” and “LEGAL MATTERS” in the registration statement on Form F-3, including all amendments or supplements thereto, of Canaan Inc. to be filed with the Securities and Exchange Commission. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

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Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices